NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 26, 2007

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2007 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter and nine months ended September 30, 2007. Net income for the quarter increased $5.0 million, or 7.9 percent, compared to the third quarter of 2006. Year-to-date net income increased $18.1 million, or 9.8 percent, from the same period of 2006. Assets rose 6.5 percent compared to year-end 2006. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 21.1 percent in the first nine months of 2007, compared to year-end 2006. The FHLBank also added $8.4 million to retained earnings in the quarter for a year-to-date increase of $25.8 million, bringing the total to $281.3 million as of September 30, 2007.

Assets and Mission Asset Activity
Assets were $86.6 billion on September 30, 2007. The balance of Mission Asset Activity stood at $68.9 billion. The principal balance of Advances rose 27.8 percent to $53.6 billion from year-end 2006. We believe this growth was the result of a net increase in members’ overall demand for liquidity and funding related to the world-wide disruptions in the credit and mortgage markets. The average balance for the first nine months of 2007 was $47.8 billion, up 3.9 percent when compared to the same period of 2006.

The principal balance of mortgage loans held for portfolio grew 7.3 percent to $9.0 billion from year-end 2006. The FHLBank executed $1,352 million of new mortgage purchase commitments in the first nine months of 2007, while principal repayments totaled $803 million.

Operating Results and Profitability
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Net income for the first nine months of 2007 was $202.4 million (compared to $184.3 million in the same period of 2006) and third quarter net income was $67.8 million (compared to $62.9 million in 2006). Net interest income was $314.0 million year-to-date and $107.8 million for the quarter, up 10.6 percent and 12.1 percent, respectively, from the same periods a year earlier. The year-to-date return on average equity (ROE) was 6.85 percent, an increase of 0.28 percentage points from the first nine months of 2006. ROE for the third quarter of 2007 was 6.80 percent, up 0.20 percentage points from the same period in 2006. ROE for the first nine months of 2007 exceeded the 5.39 percent average 3-month LIBOR by 146 basis points, while ROE in the third quarter of 2007 exceeded the average 3-month LIBOR by 136 basis points. These profitability spreads were similar to the ROE spreads earned in 2006.

The level of ROE increased in the comparison of both the year-to-date and third-quarter periods primarily because of four favorable factors (which were partially offset by maturity of a substantial amount of low cost debt): spreads on short-term assets were wider, particularly in the third quarter of 2007, due to more favorable funding costs; average asset balances expanded; average short-term interest rates were modestly higher, which improved earnings generated from funding interest-earning assets with interest-free capital; and net amortization of noncash items decreased.

Capital Stock and Retained Earnings
Capital stock was $3.4 billion on September 30, 2007, a decrease of 6.0 percent from year-end 2006. However, regulatory capital stock (which includes the captions of capital stock and mandatorily redeemable capital stock on the statements of condition) decreased $32.9 million, or 0.9 percent, from the prior year end primarily due to repurchases of non-member excess capital stock. Retained earnings grew to $281.3 million on September 30, 2007, up 10.1 percent since year-end 2006, as ROE exceeded the year-to-date dividend rate paid of 6.46 percent.

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The Federal Home Loan Bank of Cincinnati is an $87 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 731 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,
	____2007____	____2006___
Total assets	$86,645	$81,387
Advances (principal)	53,595	41,942
Mortgage loans (principal)	8,991	8,379
Mandatorily redeemable capital stock	324	137
Capital stock	3,438	3,658
Retained earnings	281	255
Total capital	3,714	3,907
Capital to assets ratio (GAAP)	4.29%	4.80%
Capital to assets ratio (Regulatory) (1)	4.67%	4.98%

OPERATING RESULTS

	For the periods ended September 30
	Three Months		Nine Months
	__2007__	__2006__	__2007__	__2006__
Net interest income	$108	$96	$314	$284
Other income	(3)	1	(2)	3
Other expense	(12)	(11)	(36)	(35)
Assessments	(25)	(23)	(74)	(68)

Net income	$68	$63	$202	$184

PROFITABILITY

Return on average equity	6.80%	6.60%	6.85%	6.57%
Return on average assets	0.31	0.32	0.32	0.31
Net interest margin	0.50	0.49	0.51	0.48
Annualized dividend rate	6.50	5.75	6.46	5.75
Average 3-month LIBOR	5.44	5.43	5.39	5.14

(1) Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

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